Exhibit 1

Transactions in the Securities of the Issuer in the Past Sixty Days

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Date of Purchase/Sale

FINDELL CAPITAL PARTNERS, LP

Purchase of Common Stock	30,000	03/31/2025
Purchase of Common Stock	10,000	04/07/2025
Purchase of Common Stock	10,000	04/16/2025
Purchase of Common Stock	20,000	04/17/2025
Sale of Common Stock	(109,457)	04/21/2025
Sale of Common Stock	(40,343)	05/09/2025
Sale of Common Stock	(5,200)	05/13/2025
Sale of Common Stock	(15,000)	05/14/2025
Sale of Common Stock	(5,000)	05/15/2025

FINDELL CAPITAL MANAGEMENT LLC

(Through the Separately Managed Accounts)

Sale of Common Stock	(15,000)	05/21/2025
Sale of Common Stock	(10,000)	05/29/2025